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                                                                    EXHIBIT 99.1


Contact:    David C. Collins/Kathleen M. Holmes      Mark Marinovich
            JAFFONI & COLLINS                        WAVE SYSTEMS CORP.
            212-835-8500                             408-261-9510
            collins@jcir.com                         mmarinovich@wavesys.com

FOR IMMEDIATE RELEASE
October 14, 1997

                          WAVE SYSTEMS CORP. COMPLETES
                         FINANCINGS TOTALING $3,050,000

             MICHAEL SEEDMAN, FORMER U.S. ROBOTICS EXECUTIVE, AND
        NICHOLAS NEGROPONTE, MIT MEDIA LAB DIRECTOR, AMONG INVESTORS;
                 SEEDMAN TO SERVE AS ADVISOR TO WAVE'S BOARD

LEE, MA -- Wave Systems Corp. (Nasdaq: WAVXC; wave.com/company) announced that it has secured a total of $3,050,000 in financing to fund working capital requirements. The funding includes $2.25 million in 6% Series F Convertible Preferred Shares placed with an investment fund pursuant to Regulation D of the Securities Act of 1933. In addition, the Company also completed an $800,000 private placement with a group of private investors including Michael Seedman and Nicholas Negroponte. Seedman, former senior vice president and general manager of U.S. Robotics(R)' (USR) Personal Communications Division, will also serve as an advisor to Wave's board of directors.

The institutional placement was facilitated by Wharton Capital, a New York based financial consulting firm.

The $800,000 private placement, which was completed over the past two weeks, consists of restricted Class A Common Stock priced at $1.00 per share. Additionally, warrants to purchase 20,000 shares of Wave Class A Common Stock at $1.00 per share were granted for each $100,000 invested, amounting to warrants for a total of 160,000 shares of Wave Class A Common Stock. The warrants become exercisable six months after closing and expire in 24 months.

"I have been a Wave shareholder for approximately five years and am a strong supporter

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WAVE SYSTEMS COMPLETES $3.05 MILLION IN FINANCING, 10/14/97       page 2

of the Wave technology," commented Mr. Seedman. "I welcome the opportunity to participate in this round of financing and look forward to working closely with the Wave Board of Directors"

Mr. Negroponte stated, "Wave is a company ahead of its time, but time in the digital world moves so quickly that Wave will be timely tomorrow. Wave's unique system enables micropayments which are at the core of electronic commerce. Micropayments represent a new kind of digital payment system, one that enables the buying and selling of products previously bundled in large, take-it-or-leave-it packages. Wave's innovative approach is the basis for a whole new form of entrepreneurism."

Steven Sprague, president of Wave, commented, "The participation of such highly regarded technology industry figures in this private financing confirms the growing base of support we are seeing for our electronic content commerce and distribution solution. We are pleased these industry leaders share our vision for Wave.

"Michael Seedman is a proven leader in the field of information access technology and as such brings to Wave a broad array of industry relationships and a wealth of experience, knowledge and business expertise. Nicholas Negroponte resides in the Pantheon of technology industry visionaries. He has been a supporter of Wave since its founding in 1988, and we value his continuing support."

Seedman, 41, joined U.S. Robotics in 1993 and resigned in September to pursue other interests. During his tenure, USR became the world's leading modem manufacturer, developing numerous award-winning communications solutions. At USR, Seedman had global responsibility for product management, engineering, sales, marketing and technical support for all the Personal Communications Division's product lines. Products developed under his guidance include the Sportster line of modems and ISDN adapters.

Previously Seedman was founder, president and chief executive officer of Practical Peripherals, the California-based modem manufacturer. He served as president and chief executive officer from 1981 through 1993 when he sold the company to Hayes

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WAVE SYSTEMS COMPLETES $3.05 MILLION IN FINANCING, 10/14/97       page 3

Microcomputer, Inc.

Negroponte, a founder of WIRED MAGAZINE, and founder and director of the Massachusetts Institute of Technology's (MIT) Media Lab, an interdisciplinary, multi-million dollar research center, is internationally recognized as one of the world's leading authorities on how computers are revolutionizing the electronic delivery of information and entertainment services. Negroponte's book, "Being Digital" (Alfred A. Knopf, 1995), subtitled "The Road Map For Survival On The Information Superhighway," has been heralded as an indispensable guide for successfully negotiating the digital age.

Negroponte studied at MIT, where as a graduate student he specialized in the then-new field of computer-aided design. He joined the Institute's faculty in 1966, and for several years divided his teaching time between MIT and visiting professorships at Yale, the University of Michigan and the University of California at Berkeley.

Negroponte travels extensively throughout the world as a lecturer and has delivered hundreds of presentations, including the prestigious Murata "People Talk" address in Kyoto in 1990. In addition, he consults to both government and industry, serves as an active member on several boards and is a special general partner in a venture capital fund dedicated to new technologies for information and publishing. Negroponte is senior columnist for WIRED magazine (available online through HotWired: www.hotwired.com).

Wave Systems Corp. produces a distributed information metering and transaction service, the Wave System, for use in consumer entertainment and education applications. This year Wave introduced the "Great Stuff Network" for individual and corporate content creators to securely sell and distribute their products through the Internet via the Wave System. The Wave System permits microtransactions in increments as low as fractions of a penny. Wave is also developing electronic commerce solutions that will provide electronic content providers with secure distribution as well as new marketing and pricing options that include rental, rent-to own, purchase and pay-per-use transactions. The Wave System gives consumers the convenience and control of obtaining content via the Internet, and eventually CD-ROM and broadband transmissions. For more information about Wave please see Wave's home page at http://wave.com/company.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

Except for the statements of historical fact, the information presented herein constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, the ability to fund operations, the loss of market share, changes in consumer buying habits and other factors over which Wave Systems Corp. has little or no control.

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